Exhibit 10.1

Sponsor Support Letter Agreement

December 17, 2021
L&F Acquisition Corp.
c/o Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

Re:	Amended and Restated Sponsor Support Letter Agreement (“Letter Agreement”)

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Sponsor Support Letter Agreement re Initial Public Offering, dated as of November 18, 2020 (the “Original Letter Agreement”), by and among (i) L&F Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (the “Acquiror”), (ii) JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (iii) the undersigned individuals listed on the signature page hereto as a “Sponsor Holder” (each such undersigned individual, a “Sponsor Holder,” and collectively, the “Sponsor Holders”), and (iv) certain members of Acquiror’s board of directors and/or management team listed on the signature page hereto as “Original Signatories” (the “Original Signatories”), and (b) that certain Business Combination Agreement, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), by and among (i) Acquiror, (ii) L&F Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“L&F Holdings”), (iii) ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (iv) IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (v) IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings, (vi) ZeroFox, Inc., a Delaware corporation (“ZF”), and (vii) ID Experts Holdings, Inc., a Delaware corporation (“IDX” and, together with Acquiror, Sponsor, the Sponsor Holders (solely in their capacity as (x) current record holders or beneficial owners of Pre-Domestication Acquiror Class B Shares and future record holders or beneficial owners of any shares of Acquiror Common Stock into which such Pre-Domestication Acquiror Class B Shares convert in connection with the Domestication (collectively, the “Founder Shares”) and/or (y) current record holders or beneficial owners of Pre-Domestication Acquiror Warrants and future record holders or beneficial owners of any Acquiror Warrants into which such Pre-Domestication Acquiror Warrants convert in connection with the Domestication (collectively, the “Founder Warrants”)), the Original Signatories (solely for the limited purposes of amending and restating the Original Letter Agreement, Section 5 and Section 20) and ZF, each, a “Party,” and collectively, the “Parties”). Unless otherwise expressly provided herein, capitalized terms shall have the respective meanings assigned to them in the Business Combination Agreement.

WHEREAS, in order to induce each of the parties to the Business Combination Agreement to enter into and proceed with the consummation of the transactions contemplated by the Business Combination Agreement, the parties to the Original Letter Agreement desire to (i) amend and restate the Original Letter Agreement in its entirety to reflect certain rights and obligations as further specified herein and (ii) include ZF and IDX as parties; and

WHEREAS, Section 7.07 of the Business Combination Agreement provides that, prior to the time at which the Effective Time occurs, Acquiror will transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate in the State of Delaware as a corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”), and in connection with the Domestication, (a) each then-issued and outstanding Pre-Domestication Acquiror Ordinary Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value US $0.0001 per share, of Acquiror (the “Acquiror Common Stock”); (b) each then-issued and outstanding Pre-Domestication Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock; and (c) each then-issued and outstanding whole warrant of Acquiror, exercisable for one Pre-Domestication Acquiror Ordinary Share, shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock, pursuant to the Warrant Agreement.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror, the Sponsor, the Sponsor Holders (solely in their capacity as current or future record holders or beneficial owners of Founder Shares and/or Founder Warrants and not in their individual capacities), the Original Signatories (solely for the limited purposes of amending and restating the Original Letter Agreement and Section 5), ZF and IDX hereby agree as follows:

1.          Effective upon and subject to the Closing, the Sponsor and the Sponsor Holders irrevocably (a) agree to, on a Pro Rata Basis, subject an aggregate amount of 1,293,750 shares of Acquiror Common Stock owned by the Sponsor and Sponsor Holders, as allocated in accordance with Schedule 1 attached hereto (the “Sponsor Holders Earnout Shares”), to forfeiture (by automatic cancellation by Acquiror) if the Triggering Events do not occur during the Earnout Period (the “Potential Forfeiture”) in accordance with Section 3.10 of the Business Combination Agreement and (b) acknowledge and agree that, if, and as often as, the outstanding shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Sponsor Holders Earnout Shares to be surrendered or forfeited pursuant to the terms of Section 3.10 of the Business Combination Agreement will in each case be equitably adjusted to reflect such change. Until the occurrence of the applicable Triggering Event, certificates representing the Sponsor Holders Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement and Section 3.10 of the Business Combination Agreement, and any transfer agent for Acquiror Common Stock will be given appropriate legends that will be applicable until the Sponsor Holders Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Holders Earnout Shares in accordance with the terms of Section 3.10 of the Business Combination Agreement, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that any such legends are no longer applicable. To the extent any dividends or other distributions are paid or otherwise made by Acquiror (including, without limitation, any shares of Acquiror Common Stock or other equity securities of Acquiror distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Sponsor and Sponsor Holders would have been entitled to such dividends or other distributions in respect of the Sponsor Holders Earnout Shares if such Sponsor Holders Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Acquiror shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Sponsor and Sponsor Holders, and (i) in the event all or any portion of the Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so earned shall be released to the Sponsor and Sponsor Holders, on a Pro Rata Basis, at the time such Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement or (ii) in the event all or any portion of the Sponsor Holders Earnout Shares are forfeited in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so forfeited shall be forfeited to Acquiror.

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2.          Effective upon and subject to the Domestication, except to the extent this Letter Agreement is terminated in accordance with Section 20, the Sponsor and the Sponsor Holders hereby irrevocably waive the anti-dilution adjustments set forth in Article 17.2 of Acquiror’s Amended and Restated Articles of Association (as amended from time to time, the “Cayman Charter”) and any other anti-dilution or similar adjustment rights to which Sponsor and any Sponsor Holder otherwise are entitled, related to or arising from the PIPE Investment, the Convertible Notes Investment, the Domestication, the Mergers or any of the other Transactions and solely for purposes of effectuating the Transactions (the “Anti-dilution Waiver”). For the avoidance of doubt, the Anti-dilution Waiver is intended to constitute a waiver within the meaning of Article 17.3 of the Cayman Charter, as well as a waiver for all other purposes arising under Contract or Law, and shall apply to any Pre-Domestication Acquiror Class B Shares owned by Sponsor or any Sponsor Holder and any shares of Acquiror Common Stock issued as part of the Sponsor Holders Class B Conversion.

3.          Effective upon and subject to the Closing, Acquiror acknowledges the Anti-dilution Waiver and agrees to give effect to the Potential Forfeiture set forth in Section 1, including by cancelling the Sponsor Holders Earnout Shares immediately upon the occurrence of the Potential Forfeiture.

4.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, solely in their capacity as beneficial owners or holders of Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares shall vote or cause to be voted, all of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares beneficially owned or held by the Sponsor or the Sponsor Holders, as applicable, at every meeting of the shareholders of Acquiror at which such matters are considered and at every adjournment or postponement thereof (and shall appear at such meetings for the purposes of constituting a quorum), and shall execute and return (or cause to be executed and returned), any action by written resolution of the shareholders of Acquiror: (a) in favor of the Acquiror Shareholder Matters; (b) in favor of the Extension Proposal, if applicable in accordance with the terms of the Business Combination Agreement; (c) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Business Combination Agreement and the Transactions); (d) against any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement or the Transactions; (e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Letter Agreement, the Business Combination Agreement or the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

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5.       The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.03(b) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror. The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.05(a) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror.

6.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to redeem any Pre-Domestication Acquiror Ordinary Shares or Founder Shares owned by it, him or her in connection with any of the shareholder approval matters described in Section 4. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to convert any Pre-Domestication Acquiror Class B Shares except in connection with the Domestication.

7.         From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination in accordance with its terms, except as set forth in Section 8, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer any Founder Shares or Founder Warrants. “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

8.         Notwithstanding the provisions set forth in Section 1, Section 7 and Section 9 of this Letter Agreement, Transfers of Founder Shares or Founder Warrants, as applicable, that are held by the Sponsor, any Sponsor Holder or any of their permitted transferees (that have complied with this Section 8), are permitted (a) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon the death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Mergers, in each case at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon the dissolution of the Sponsor; (g) in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; or (h) following the Closing, in the event of Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions and provisions contained in this Letter Agreement (including the provisions of Section 1, Section 7 and Section 9).

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9.         Except for those transfers permitted by Section 8, following the Closing, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer (a) any Founder Warrants (or any Acquiror Common Stock underlying the Founder Warrants) until 30 days after the Closing and (b) any Founder Shares until the earlier of (i) one year after the Closing and (ii) subsequent to the Closing, (x) if the Common Share Price equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date following the Closing on which Acquiror completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property. For purposes of this Section 9, the term “Common Share Price” shall have the meaning assigned to such term in the Business Combination Agreement, except that the measurement period shall be as set forth in clause (x) above. For the avoidance of doubt, the restrictions in this Section 9 shall not apply to any equity interests in Acquiror that do not constitute Founder Shares or Founder Warrants.

10.        In the event of a stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

11.         Each of the Sponsor and the Sponsor Holders, severally and not jointly, represent and warrant to Acquiror, ZF and IDX as follows:

(a)          Such Party, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Party. This Letter Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties hereto, this Letter Agreement constitutes a legally valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b)         Such Party is the record and beneficial owner of, and has good title to, all of its Pre-Domestication Acquiror Class B Shares and Founder Warrants as set forth on Schedule 2 attached hereto, and there exist no Liens (other than Permitted Liens) or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Pre-Domestication Acquiror Class B Shares or Founder Warrants (other than transfer restrictions under the Securities Act and the Warrant Agreement)) affecting any such securities, other than Liens pursuant to (i) this Letter Agreement, (ii) the Business Combination Agreement, or (iii) any applicable Securities Laws. Such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are the only equity securities of Acquiror owned of record or beneficially by such Party on the date of this Letter Agreement, and none of such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Pre-Domestication Acquiror Class B Shares, except as provided hereunder. Such Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror other than the Founder Warrants.

(c)          The execution and delivery of this Letter Agreement by such Party does not, and the performance by such Party of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Party, if applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Party or such Party’s Pre-Domestication Acquiror Class B Shares or Founder Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.

(d)          There are no Actions pending against such Party or, to the knowledge of such Party, threatened against such Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.

(e)          Except for the fees described in Section 5.07 of the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Party, for which Acquiror or any of its Affiliates may become liable.

12.      This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among any of the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including (without limitation) the Original Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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13.        No Party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this Section 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Acquiror, the Sponsor and each Sponsor Holder and their respective successors, heirs and assigns and permitted transferees and shall inure to the benefit of the Parties and their respective successors and assigns.

14.      This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement, and to the extent there are any inconsistencies between this Letter Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail. The provisions set forth in Section 11.13 (Enforcement) of the Business Combination Agreement are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement as if all references to the “Agreement” in such sections were instead references to this Letter Agreement and all references to “Parties” in such sections were instead references to Parties as defined in this Letter Agreement. For the avoidance of doubt, Section 6.03 (Trust Account) of the Business Combination Agreement shall apply to the Parties hereto, mutatis mutandis.

15.        Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the Parties any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Parties and their successors, heirs, personal representatives and assigns and permitted transferees.

16.        This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.         This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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18.         This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Letter Agreement, shall, to the greatest extent permitted by Law, be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal and state courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

19.         Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.02 (Notices) of the Business Combination Agreement, with notices to Acquiror, ZF and IDX being sent to the addresses set forth therein, and notices to the Sponsor and the Sponsor Holders to the addresses set forth on Schedule 1 hereto, in the cases of Acquiror, ZF and IDX with copies as required under the Business Combination Agreement.

20.         This Letter Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Business Combination Agreement in accordance with its terms, and upon such termination, this Letter Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no rights or obligations under this Letter Agreement. Notwithstanding anything in this Letter Agreement to the contrary, in the event that the Business Combination Agreement is terminated, the Acquiror, the Sponsor and the Original Signatories acknowledge and agree that the Original Letter Agreement shall continue to apply to the Acquiror, the Sponsor and the Original Signatories. This Section 20 shall survive the termination of this Letter Agreement.

21.        Each Party agrees that (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, the Parties, and no claims of action of any nature whatsoever (whether in tort, contract, equity or otherwise) based upon, arising under or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (who are not otherwise Parties), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (who are not otherwise Parties) shall have any liability arising out of or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract, equity or otherwise) for breach of this Letter Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Letter Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 21, (i) “Acquiror Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of either Acquiror or Sponsor and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(1) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of the Company Parties or any of their Subsidiaries (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries) or any family member of the foregoing Persons and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(1) (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries).

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22.         Notwithstanding anything in this Letter Agreement to the contrary, (a) each of Sponsor and the Sponsor Holders makes no agreement or understanding herein in any capacity other than in Sponsor’s or Sponsor Holder’s individual capacity as a current or future record holder or beneficial owner of Founder Shares and Founder Warrants, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party, or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

[Signature Page Follows]
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Sincerely,

JAR SPONSOR, LLC

By:	/s/ Zachary Malkin
	Name:	Zachary Malkin
	Title:	Secretary

Signature Page to Letter Agreement

Acknowledged and agreed:
L&F ACQUISITION CORP.

/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

Signature Page to Letter Agreement

ZEROFOX, INC.

/s/ James C. Foster
Name:	James C. Foster
Title:	Chief Executive Officer and President

Signature Page to Letter Agreement

ID EXPERTS HOLDINGS, INC.

/s/ Thomas F. Kelly
Name:	Thomas F. Kelly
Title:	Chief Executive Officer

Signature Page to Letter Agreement

SPONSOR HOLDERS:

/s/ Joseph Lieberman
Name:	Joseph Lieberman

/s/ Albert Goldstein
Name:	Albert Goldstein

Signature Page to Letter Agreement

Solely for purposes of amending
and restating the Original Letter Agreement:

ORIGINAL SIGNATORIES:

/s/ Jeffrey C. Hammes
Name:	Jeffrey C. Hammes

/s/ Adam Gerchen
Name:	Adam Gerchen

/s/ Tom Gazdziak
Name:	Tom Gazdziak

/s/ Richard Levy
Name:	Richard Levy

Signature Page to Letter Agreement

Schedule 1

Sponsor Holders Earnout Shares Allocation

Name	Contact Information	Shares Subject to Earnout
JAR Sponsor, LLC	Address: c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606 Phone: [***] Email: [***]	1,272,750
Joseph Lieberman	Address: 3220 Arlington Ave Riverdale, NY 10463 Phone: [***] Email: [***]	15,000
Albert Goldstein	Address: 1900 N. Hoyne Chicago, IL 60647 Phone: [***] Email: [***]	6,000
Total:		1,293,750

Schedule 1 to Letter Agreement

Schedule 2

Pre-Domestication Acquiror Class B Shares and Founder Warrants

Name	Pre-Domestication Acquiror Class B Shares	Founder Warrants
JAR Sponsor, LLC	4,242,500	5,450,000
Joseph Lieberman	50,000	0
Albert Goldstein	20,000	0

Schedule 2 to Letter Agreement

Exhibit C to Business Combination Agreement